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Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors of TC PipeLines GP, Inc.
General Partner of TC PipeLines, LP:

We consent to the incorporation by reference in the registration statement (No. 333-166221) on Form S-3 of TC PipeLines, LP of our report dated February 13, 2013, with respect to the balance sheets of Great Lakes Gas Transmission Limited Partnership as of December 31, 2012 and 2011, and the related statements of income, cash flows, and partners' capital for each of the years in the three-year period ended December 31, 2012, which report appears in the December 31, 2012 annual report on Form 10-K of TC PipeLines, LP.

/s/ KPMG LLP

Houston, Texas
February 28, 2013

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  Exhibit 23.2